Exhibit 99.1

Company Contact:
Bill Willett
Programmer's Paradise® , Inc.
Chairman and Chief Executive Officer
(732)-389-8950
bill.willett@programmers.com

PROGRAMMER'S PARADISE, INC. REPORTS 2005 THIRD QUARTER
FINANCIAL RESULTS

THIRD QUARTER SALES INCREASE 32% INCOME FROM OPERATIONS INCREASES 52%

SHREWSBURY, NJ, October 27, 2005 - Programmer's Paradise, Inc. (NASDAQ: PROG) today reported financial results for the third quarter ended September 30, 2005. The results will be discussed in a conference call to be held on Friday, October 28, 2005 at 10:00 AM Eastern time. The dial-in telephone number is (866) 814-8476 and the pass code is PROG.

Net sales for the quarter ending September 30, 2005 were $35.5 million compared with $26.8 million in the third quarter of 2004, a 32% increase. "This solid performance is the result of improved productivity of our account executive team including our sales office in Long Island which opened last quarter," said William H. Willett, Chairman and Chief Executive Officer.

Income from operations for the quarter ending September 30, 2005 was $0.9 million compared with $0.6 million in the third quarter of 2004 or an increase of 52%.

Programmer's Paradise, Inc. (NASDAQ: PROG) was founded in 1982 and is an award-winning marketer of technical software and hardware. When it comes to software, Programmer's Paradise has it all. Programmer's Paradise is one of the most recognizable and memorable brands in developer marketing. Our experienced account executives are key in our strategy. We offer our customers customized extranets, consultancy services, and flexible financing, as well as same day shipping.

Additional information can be found by visiting www.programmersparadise.com.

Contact Programmer's Paradise, Inc. via Bill Willett, CEO of Programmer's Paradise, Inc. at (732) 389-8950 or bill.willett@programmers.com.

The statements in this release concerning the Company's future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the continued acceptance of the Company's distribution channel by vendors and customers, the timely availability and acceptance of new products, and contribution of key vendor relationships and support programs. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission.

- Tables Follow -

PROGRAMMER'S PARADISE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)
	September 30, 2005 (Unaudited)	December 31, 2004
ASSETS
Current assets
Cash and cash equivalents	$4,609	$4,888
Marketable securities	7,911	6,595
Accounts receivable, net	17,586	14,173
Inventory - finished goods	1,263	1,423
Prepaid expenses and other current assets	450	673
Deferred income taxes, current	1,738	1,423
Total current assets	33,557	29,175

Equipment and leasehold improvements, net	442	303
Other assets	465	581
Deferred income taxes, net of current	2,053	2,855
Total assets	$ 36,517	$ 32,914

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$ 19,082	$ 15,994
Dividend payable	480	425
Total current liabilities	19,562	16,419

Commitments and contingencies

Stockholders' equity
Common stock, $.01 par value; authorized, 10,000,000 shares; issued 5,284,500 shares	53	53
Additional paid-in capital	31,468	32,642
Treasury stock, at cost, 1,289,665 shares and 1,418,090 shares, respectively	(3,620)	(4,130)
Accumulated deficit	(11,135)	(12,223)
Accumulated other comprehensive income	189	153
Total stockholders' equity	16,955	16,495
Total liabilities and stockholders' equity	$ 36,517	$ 32,914

PROGRAMMER'S PARADISE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)
(In thousands, except per share data)

	Nine months		Three months
	ended		ended
	September 30,		September 30,
	2005	2004	2005	2004

Net sales	$95,692	$72,560	$ 35,471	$ 26,788

Cost of sales	85,016	63,677	31,594	23,574

Gross profit	10,676	8,883	3,877	3,214

Selling, general and administrative expenses	9,064	7,359	2,956	2,607

Income from operations	1,612	1,524	921	607

Interest income, net	218	87	79	34

Realized foreign exchange gain (loss)	(14)	4	10	32

Income before income tax provision	1,816	1,615	1,010	673

Provision for income taxes	728	104	407	47

Net income	$ 1,088	$ 1,511	$ 603	$ 626

Net income per common share - Basic	$ 0.27	$ 0.40	$ 0.15	$ 0.16

Net income per common share - Diluted	$ 0.25	$ 0.37	$ 0.14	$ 0.15

Weighted average common shares outstanding - Basic	3,969	3,819	3,994	3,834

Weighted average common shares outstanding - Diluted	4,391	4,071	4,339	4,189

Reconciliation to comprehensive income:

Net income	$ 1,088	$ 1,511	$ 603	$ 626

Other comprehensive income (loss), net of tax: Unrealized gain (loss) on marketable securities	14	(22)	8	14

Foreign currency translation adjustments	22	26	55	76

Total comprehensive income	$ 1,124	$1,515	$ 666	$716